Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS APRIL SALES; UPDATES FIRST QUARTER EARNINGS OUTLOOK

HOUSTON, TX, May 8, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended May 3, 2003 increased 3.6% as compared to the prior year four-week period ended May 4, 2002. Total sales increased 7.7% to $65.5 million from $60.8 million in the prior year period.

The Company further reported that its April comparable store sales increase was driven by positive sales performances in its accessories, children's, dresses, home & gifts, men's and shoes departments.

For the first quarter, the Company reported that comparable store sales decreased 7.5%, while total sales decreased 4.2% to $198.0 million from $206.7 million last year.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "As expected, our April sales results benefited from the calendar shift in the Easter holiday. However, while we did achieve the low end of our projected sales range, our merchandise margins were below plan as we remained focused on driving sales and managing our inventory levels in light of the current difficult retail environment. As a result, we currently expect net income for the first quarter to be slightly below our previously provided low-end estimate of $13.8 million, or $0.71 per diluted share. Looking ahead, in the near term, we anticipate continuing sluggishness in the retail sector due to lingering weak economic conditions."

The Company noted that it expects to announce its first quarter results on May 22nd.

--more--

Stage Stores Reports April Sales;
Updates Earnings Outlook

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2003	2002	2003	2002
February	(7.6)%	6.2%	$59.5	$62.5
March	(15.6)	14.2	73.0	83.4
April	3.6	(1.0)	65.5	60.8
1st Quarter	(7.5)%	7.0%	$198.0	$206.7

During April, the Company completed the remodeling of its store in Gainesville, Texas and its store in Natchitoches, Louisiana, as well as one of its three stores in Shreveport, Louisiana. During the second quarter, the Company plans to open four new stores and complete the remodeling of four more stores.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 362 stores in 13 states under the Stage, Bealls and Palais Royal names.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the first quarter of the 2003 fiscal year and for the near term of the 2003 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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